EXHIBIT 99.1

Media
& Analysts:	Sean Blakley
(713) 627-4963

Date:	December 14, 2007
Spectra Energy Partners, LP Agrees to Acquire Saltville Gas Storage and P-25 Pipeline From Spectra
Energy Corp
HOUSTON — Spectra Energy Partners, LP (NYSE:SEP) today announced an agreement to acquire the equity interests of Virginia-based Saltville Gas Storage Company L.L.C. and the P-25 Pipeline from subsidiaries of Spectra Energy Corp (NYSE:SE) for approximately $107 million (subject to working capital and other closing adjustments), consisting of newly issued partnership units and approximately $5 million in cash. The final number of partnership units will be determined using a volume weighted average price calculated for the 20 trading day period ending three days prior to the closing date.
The assets include:
•	approximately 5.5 billion cubic feet (Bcf) of working capacity in three separate natural gas storage facilities in southwestern Virginia, fully contracted with an average contract life of 6.5 years, and

•	the P-25 Pipeline, a 72-mile, eight-inch natural gas pipeline with a design capacity of 40 million cubic feet (Mmcf) per day. The pipeline originates at the Saltville Gas storage facility and runs parallel to the East Tennessee Natural Gas system (ETNG) eastward terminating near Radford, Va.
“These assets are strategically integrated with our southeastern U.S. footprint and will compliment our organic growth opportunities along East Tennessee, streamline the regulatory structure, and enhance operational flexibility for our customers,” said Greg Harper, president and chief executive officer of Spectra Energy Partners. “Like Spectra Energy Partners’ existing pipelines and storage assets, these assets are secured under long term contracts and contribute to our favorable risk profile.”
The transaction requires regulatory approvals from the Federal Energy Regulatory Commission (FERC) and the Virginia State Corporation Commission (VSCC). Once approved, all natural gas transportation and storage along ETNG will be aligned under FERC jurisdiction. The transaction is expected to close during the second quarter of 2008, depending on the timing of receipt of the required regulatory approvals.
The board of directors of Spectra Energy Partners GP, LLC approved the transaction based on a recommendation from its conflicts committee. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction.
The acquisition is expected to contribute approximately $9.3 million in earnings before interest, taxes, depreciation and amortization (EBITDA) for the full year 2008 and will be accretive to unit holders on a per-unit basis. EBITDA is a non-GAAP financial measure as defined under the rules of the Securities and Exchange Commission. Spectra Energy Partners defines EBITDA as net income plus interest expense, income taxes, and depreciation and amortization less interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
Reconciliation of Non-GAAP Financial Measures
          Reconciliation from Projected 2008 Net Income to Projected 2008 EBITDA

Net Income from Saltville and P-25 Pipeline	$6.7MM
Add:
Depreciation & Amortization	2.6MM

EBITDA from Saltville and P-25 Pipeline	$9.3MM

About Spectra Energy Partners, LP
Spectra Energy Partners, LP (NYSE:SEP) is a Delaware limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico. The combined systems are capable of transporting 2.4 billion cubic feet (Bcf) of natural gas per day. Spectra Energy Partners also owns 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 35 Bcf of natural gas. Visit www.spectraenergypartners.com for more information.
About Spectra Energy Corp
Spectra Energy Corp (NYSE: SE) is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.
Forward-looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events. This release includes forward-looking statements concerning anticipated future demand for natural gas storage capacity and future estimated earnings. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include: the timing and success of efforts to develop infrastructure projects; the timing and receipt of required regulatory approvals; the timing and receipt of sufficient capacity commitments for the pipeline and storage capacity; and fluctuations in the demand for natural gas in the markets serviced by East Tennessee Natural Gas, LLC and Saltville Gas Storage L.L.C. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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